Exhibit 10.1

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

NOTICE OF RESTRICTED STOCK UNIT GRANT

Unless otherwise defined herein, the terms defined in the Micron Technology, Inc. Amended and Restated 2007 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Agreement which includes the Notice of Restricted Stock Unit Grant (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, and all other exhibits, appendices, and addenda attached hereto (collectively, the “Award Agreement”).

Participant Name:
Address:

The undersigned Participant has been granted the right to receive a Restricted Stock Unit Award, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number: ______________________________

Date of Grant: ______________________________

Vesting Commencement Date: ______________________________

Total Number of Shares Subject to
Restricted Stock Units: ______________________________

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock Units will be scheduled to vest in accordance with the following schedule:

[Insert Vesting Schedule.]

If Participant’s Continuous Status as a Participant ends for any reason before Participant vests in all or some of the Restricted Stock Units, the unvested Restricted Stock Units and Participant’s right to acquire any Shares hereunder will terminate and never will vest, unless specifically provided otherwise in this Award Agreement or in another written agreement between Participant and Micron Technology, Inc. (the ”Company”) or any of its Subsidiaries or Parents, as applicable (provided that any such other written agreement must have been duly authorized and signed by an officer of the Company or any of its Subsidiaries or Parents).

By Participant electronically accepting this Agreement or manually signing this Agreement (in either case, as and in the manner specified by the Company), Participant and the Company agree that (1) this Restricted Stock Unit Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement, which constitutes an Award

Certificate for purposes of the Plan, (2) Participant acknowledges that Participant has received a copy of the Plan and the prospectus for the Plan (and/or that Participant has electronic access to a copy of the Plan and prospectus), (3) Participant acknowledges that Participant has reviewed the Plan, the related prospectus, and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to signing or accepting this Award Agreement, and fully understands all provisions of the Plan and this Award Agreement, and (4) Participant agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Award Agreement.

[PARTICIPANT

______________________________
Signature

______________________________
Printed Name][Note: delete for electronic acceptance form]

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1.Grant of Restricted Stock Units. The Company hereby grants to the individual (“Participant”) named in the Notice of Restricted Stock Unit Grant of this Award Agreement (the “Notice of Grant”) a Restricted Stock Unit Award under the Plan, subject to the terms and conditions of this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 16.2 of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.

2.Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3 or 4, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant, subject to Participant remaining in Continuous Status as a Participant through the applicable vesting date.

4.Payment after Vesting.

(a)General Rule. Subject to Section 8, any Restricted Stock Units that vest will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in Shares. Subject to this Section 4 and Section 9, such vested Restricted Stock Units shall be paid in Shares as soon as administratively practicable after vesting, but in each such case within thirty (30) days following the vesting date (such payment date being the “Settlement Date”). In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Restricted Stock Units payable under this Award Agreement.

(b)Acceleration.

(i)Death or Disability. If Participant’s Continuous Status as a Participant ends on account of Participant’s death or Participant becoming Disabled, any Restricted Stock Units that both were unexpired and unvested as of the date of cessation of Continuous Status as a Participant, will vest on such date.

(ii)Change in Control. If a Change in Control occurs before Participant’s Continuous Status as a Participant ends, any Restricted Stock Units that both were unexpired and unvested as of immediately preceding the Change in Control, will vest upon the consummation of the Change in Control unless, as determined by the Committee (as constituted immediately prior to the Change in Control), such Restricted Stock Units have been assumed by the Surviving Corporation, if any, or otherwise equitably converted or substituted in the Change in Control. For the purposes of this Award Agreement, the Restricted Stock Units will be considered assumed if, following the Change in Control, this Award Agreement confers the right to receive, for each Share subject to the Award Agreement immediately prior to the Change in

Control, the consideration (whether shares, cash, or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely shares (or other applicable equity interests) of the Surviving Corporation or its parent, the Committee may, with the consent of the Surviving Corporation, provide for the consideration to be received upon the payout of each Restricted Stock Unit to be solely shares (or other applicable equity interests) of the Surviving Corporation or its parent equal in fair market value at the time of the Change in Control to the per Share consideration received by holders of Shares in the Change in Control.

(iii)Termination following a Change in Control. If (A) a Change in Control occurs before Participant’s Continuous Status as a Participant ends, (B) as determined by the Committee (as constituted immediately prior to the Change in Control), any Restricted Stock Units that, both were unexpired and unvested as of the date of the Change in Control, were assumed by the Surviving Corporation or otherwise equitably converted or substituted in the Change in Control, and (C) Participant’s employment with the Company (or any Surviving Corporation, as applicable) and all Affiliates is terminated by the Company (or any such Surviving Corporation or Affiliate, as applicable) without Cause within one (1) year after the effective date of the Change in Control, then any Restricted Stock Units that both were unexpired and unvested as of immediately preceding the termination of employment, will vest upon the termination of employment.

(iv)Discretionary Acceleration. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee. If Participant is a U.S. taxpayer, the payment of Shares vesting pursuant to this Section 4(b) shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Code Section 409A (“Section 409A”). The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence.

(v)Notwithstanding anything in the Plan or this Award Agreement or any other agreement (whether entered into before, on, or after the Grant Date), if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with the cessation of Participant’s status as an employee, officer, director or consultant (a “Service Provider”) (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Committee), other than due to Participant’s death, and if (x) Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following the cessation of Participant’s status as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of cessation of Participant’s status as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death.

(c)Section 409A. It is the intent of this Award Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). However, in no event will the Company or any of its Parent or Subsidiaries have any liability or obligation to reimburse, indemnify, or hold harmless Participant for any taxes, penalties, and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

5.Forfeiture Upon Cessation of Continuous Status as a Participant. Unless specifically provided otherwise in this Award Agreement or in another written agreement between Participant and the Company or any of its Subsidiaries or Parents (provided that any such other written agreement must have been duly authorized and signed by an officer of the Company or any of its Subsidiaries or Parents), as applicable, if Participant’s Continuous Status as a Participant ceases for any or no reason, the then-unvested Restricted Stock Units awarded by this Award Agreement will be forfeited at no cost to the Company and Participant will have no further rights thereunder. The date of forfeiture will be the date of cessation of Continuous Status as a Participant.

6.Tax Consequences. Participant has reviewed with Participant’s own tax advisers the U.S. federal, state, local, and non-U.S. tax consequences of this Award Agreement and any potential related transactions. Participant agrees that Participant is relying solely on such advisors with respect to such matters and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be solely responsible for Participant’s own tax liability that may arise as a result of this Award Agreement and related transactions.

7.Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary under such procedures as the Committee may specify from time to time or, if the Committee does not permit beneficiary designations or no beneficiary survives Participant, to the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8.Tax Obligations.

(a)Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or any Parent or Subsidiary to which Participant is providing services (together, the “Service Recipients”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Restricted Stock Units, including, without limitation, (i) all federal (including Participant’s Federal Insurance Contributions Act (FICA) obligations), state, local and non-U.S. taxes that are required to be withheld by any Service Recipient or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (ii) Participant’s and, to the extent required by any Service Recipient, the Service Recipient’s fringe benefit tax liability, if any, associated with the grant, vesting, or settlement of the Restricted Stock Units or sale of Shares, and (iii) any other Service Recipient taxes the responsibility for which Participant has, or has agreed to bear, with respect to the Restricted Stock Units (or settlement thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s sole responsibility and may exceed the amount actually withheld by the applicable Service Recipient(s). Participant further acknowledges that no Service Recipient (A) makes any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions, and (B) makes any commitment to and is under any obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the applicable Service Recipient(s) (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event (as determined by the Company), Participant acknowledges and agrees that the Shares that otherwise would be delivered to Participant will be permanently forfeited at no cost to the Company.

(b)Tax Withholding and Default Method of Tax Withholding. When Shares are issued as payment for vested Restricted Stock Units, Participant generally will recognize immediate U.S. taxable income if Participant is a U.S. taxpayer. If Participant is a non-U.S. taxpayer, Participant may be subject to applicable taxes in his or her jurisdiction. Unless otherwise determined by the Committee, the minimum amount of Tax Obligations that the Company determines must be withheld with respect to this Award (“Tax Withholding Obligation”) will be satisfied by the Company withholding otherwise deliverable Shares having a value approximately equal to the Tax Withholding Obligation (or such greater amount as Participant may elect if permitted by the Committee, if such greater amount would not result in adverse financial accounting consequences).

(c)Committee Discretion. If the Committee determines that Participant cannot satisfy Participant’s Tax Withholding Obligation through the default procedure described in Section 8(b) or the Committee otherwise determines to permit or require that Participant satisfy Participant’s Tax Withholding Obligation by a method other than through the default procedure set forth in Section 8(b), the Committee may permit or require Participant to satisfy Participant’s Tax Withholding Obligation, in whole or in part (without limitation), if permissible by applicable local law, by (i) paying cash, (ii) selling a sufficient number of the Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) on Participant’s behalf pursuant to this authorization without further consent (provided that, notwithstanding the preceding, Participant agrees to complete such related steps and procedures as the Company may specify) having a fair market value approximately equal to such Tax Obligations, (iii) having the amount of such Tax Withholding Obligation withheld from Participant’s wages or other cash compensation paid to Participant by the applicable Service Recipient(s), (iv) delivering to the Company Shares that Participant owns and that have vested with a fair market value equal to the minimum amount statutorily required to be withheld (or such greater amount as Participant may elect if permitted by the Committee, if such greater amount would not result in adverse financial accounting consequences), or (v) such other means as the Committee deems appropriate.

(d)Company’s Obligation to Deliver Shares. For clarification purposes, in no event will the Company issue Participant any Shares unless and until arrangements satisfactory to the Committee have been made for the payment of Participant’s Tax Withholding Obligation. If Participant fails to make satisfactory arrangements for the payment of such Tax Withholding Obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4 or Participant’s Tax Withholding Obligations otherwise become due, Participant will permanently forfeit such Restricted Stock Units to which Participant’s Tax Withholding Obligation relates and any right to receive Shares thereunder and such Restricted Stock Units will be returned to the Company at no cost to the Company.

9.Dividend Equivalents. If the Company declares and pays a cash dividend on Shares for which the record date occurs while Restricted Stock Units subject to this Agreement remain outstanding, then certain cash amounts (referred to as “DEUs”) will be credited under this Agreement in accordance with this Section 9, but only if Participant remains in Continuous Status as a Participant through the applicable record date for that cash dividend. Subject to the provisions of this Section 9, upon the occurrence of such a cash dividend, the cash amount of each DEU will equal the cash dividend amount per Share paid to stockholders. The aggregate cash amount of the DEUs that will be credited under this Agreement for a particular cash dividend will be determined by the following formula: X = (A x B); where:

•“X” is the aggregate cash amount of the DEUs to be credited with respect to that cash dividend.

•“A” is the amount of the cash dividend paid by the Company to stockholders with respect to one Share. In other words, this amount is the cash amount of each DEU to be credited with respect to a particular cash dividend.

•“B” is the number of Restricted Stock Units remaining subject to this Agreement as of the cash dividend record date but immediately prior to the application of this Section 9 for that cash dividend.

(a)Vesting of DEUs. Any DEUs credited under this Section 9 will be scheduled to vest as follows: the DEUs will vest on the vesting date for the portion of the Award to which the DEUs are attributable. However, the following exception applies: if a vesting date for the Award already occurred before the cash dividend payment date, then the installment of DEUs that would have vested on the vesting date that already passed instead will be scheduled to vest on the next vesting date under the Award occurring after the cash dividend payment date, if any, otherwise the vesting of such DEUs will be dealt with as provided in Section 9(c) below. Notwithstanding the preceding, on any vesting date, DEUs will vest only if Participant remains in Continuous Status as a Participant through the vesting date and the portion of the Award to which the DEUs are attributable actually vests.

(b)Settlement and General. DEUs credited under this Section 9 will be subject to the same terms and conditions as the other Shares underlying the Restricted Stock Units on which the DEUs were paid, including (but not limited to) being settled at the same time as the settlement of the Restricted Stock Units on which the DEUs were paid (but DEUs will be paid in cash and be subject to the other provisions of this Section 9 and the Award Agreement). DEUs will not accrue interest and will not be credited with any investment returns related to Shares or otherwise.

(c)Timing. If a Settlement Date occurs after a cash dividend record date, but before the payment date for that dividend, and Participant (if otherwise eligible in accordance with the above provisions of this Section 9) consequently did not receive the cash dividend or any credited DEUs with respect to such Shares issued on the applicable Settlement Date, Participant nevertheless will be entitled to receive cash in lieu of such dividend or DEUs, as determined by the Committee, in its discretion, in an amount determined pursuant to this Section 9, which amount will be immediately paid in cash on the cash dividend payment date (or as soon as reasonably practicable thereafter but not later than thirty (30) days after the cash dividend payment date). For the avoidance of doubt, except as specifically provided in this Section 9(c), no other additional Restricted Stock Units, DEUs or cash will be credited with respect to any Restricted Stock Units that previously vested and were settled.

10.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

11.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY REMAINING IN CONTINUOUS STATUS AS A PARTICIPANT, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE APPLICABLE SERVICE RECIPIENT AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK UNIT AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF ANY SERVICE RECIPIENT TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

12.Grant is Not Transferable. Except to the limited extent provided in Section 7 and this Section 12 or as otherwise determined by the Committee, this grant and the rights and privileges conferred hereby cannot be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, except to the limited extent provided in

Section 7 and this Section 12 or as otherwise determined by the Committee, this grant and the rights and privileges conferred hereby immediately will become null and void. Unless and until otherwise determined by the Committee, a transfer pursuant to a qualified domestic relations order (“QDRO”) will be permitted so long as such transfer complies with the QDRO procedures then in effect, as specified by the Committee or the Company.

13.Nature of Grant. In accepting this Award of Restricted Stock Units, Participant acknowledges, understands and agrees that:

(a)the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(b)all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Committee;

(c)Participant is voluntarily participating in the Plan;

(d)the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;

(e)the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(f)unless otherwise agreed with the Company in writing, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary;

(g)the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable, and cannot be predicted;

(h)for purposes of the Restricted Stock Units, Participant’s Continuous Status as a Participant will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Committee, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of

Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock Units grant (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);

(i)unless otherwise provided in the Plan or by the Committee in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(j)the following provisions apply only if Participant is providing services outside the United States:

(i)the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose;

(ii)Participant acknowledges and agrees that no Service Recipient shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement; and

(iii)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against any Service Recipient, waives his or her ability, if any, to bring any such claim, and releases each Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

14.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the Shares underlying the Restricted Stock Units. Participant is hereby advised to consult with his or her own personal tax, legal, and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

15.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Service Recipients for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Service Recipient may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested, or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering, and managing the Plan.

Participant understands that Data may be transferred to a stock plan service provider, as may be selected by the Company in the future, assisting the Company with the implementation, administration, and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s Data Privacy Team at [redacted]@micron.com. Participant authorizes the Company, any stock plan service provider selected by the Company, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering, and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer, and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consents herein, in any case without cost, by contacting the Company’s Data Privacy Team at [redacted]@micron.com in writing. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as a Service Provider and career with the Service Recipient will not be adversely affected. The only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact the Data Privacy Team.

16.Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Micron Technology, Inc., 8000 South Federal Way, Boise, Idaho 83716, United States of America; Attention: Corporate Secretary; or at such other address as the Company may hereafter designate in writing.

17.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or require Participant to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

19.Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may be assigned only with the prior written consent of the Company.

20.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal, or non-U.S. law, the Code and related regulations, or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected, or obtained free of any conditions not acceptable to the Company. The Company will use its commercially reasonable efforts to satisfy the requirements and conditions provided in the preceding sentence. Subject to the terms of this Award Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for (or make any entry on the books of the Company or of a duly authorized transfer agent of the Company of) the Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Committee may establish from time to time for reasons of administrative convenience.

21.Language. Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable Participant to understand the provisions of this Award Agreement and the Plan. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

22.Interpretation. The Committee will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, the Company, and all other interested persons. Neither the Committee nor any person acting on behalf of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

23.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

24.Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended, or terminated by the Committee at any time.

25.Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. The Committee may amend, modify, or terminate the Award and this Award Agreement without approval of Participant; provided, however, that such amendment, modification or termination shall not, without Participant’s consent, materially adversely affect Participant’s rights under this Award Agreement. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right (but is not obligated) to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award of Restricted Stock Units. Any such revisions shall be intended, to the extent reasonably practicable, to preserve the material economic benefits of this Award to Participant. Modifications to this Award Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.

26.Governing Law; Venue; Severability. This Award Agreement and the Restricted Stock Units are governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware, USA. For purposes of litigating any dispute that arises under these Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Idaho, USA and agree that such litigation will be conducted in the courts of Ada County, Idaho, USA or the United States federal courts for the District of Idaho, and no other courts, where this Award Agreement is made and/or to be performed. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the remaining provisions of this Award Agreement shall continue in full force and effect.

27.Entire Agreement. The Plan is incorporated herein by this reference. The Plan and this Award Agreement (including the appendices and exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

28.Country Addendum. Notwithstanding any provisions in this Award Agreement, the Restricted Stock Unit grant shall be subject to any special terms and conditions set forth in an appendix (if any) to this Award Agreement for any country whose laws are applicable to Participant and this Restricted Stock Unit Award (as determined by the Committee in its sole discretion) (the “Country Addendum”). Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum constitutes part of this Award Agreement.

* * *

MICRON TECHNOLOGY, INC.
AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
COUNTRY ADDENDUM

Terms and Conditions

This Country Addendum includes additional terms and conditions that govern the Award of Restricted Stock Units granted pursuant to the terms and conditions of the Micron Technology, Inc. Amended and Restated 2007 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement to which this Country Addendum is attached (the “Restricted Stock Unit Agreement”) to the extent the individual to whom the Restricted Stock Units were granted (“Participant”) resides and/or works in one of the countries listed below. Unless defined in this Country Addendum, defined terms used in this Country Addendum are used as defined in the Restricted Stock Unit Agreement to which this Country Addendum is attached.

If Participant is a citizen or resident of a country other than the one in which Participant is currently working and/or residing, transfers to another country after the grant of the Restricted Stock Units, is a consultant, changes employment status to a consultant, or is considered a resident of another country for local law purposes, the Company, in its discretion, shall determine the extent to which the terms and conditions contained herein shall be applicable to Participant.

Notifications

This Country Addendum also includes information regarding securities, tax and certain other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, tax, and other laws in effect in the respective countries as of October 2021. Such laws often are complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Country Addendum as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant vests in or receives or sells the Shares covered by the Restricted Stock Units.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation. The Company cannot assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws of Participant’s country may apply to his or her situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant currently is residing and/or working or transfers to another country after the grant of the Restricted Stock Units, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to Participant in the same manner. In addition, the Company, in its discretion, shall determine the extent to which the terms and conditions contained herein shall apply to Participant under these circumstances.

ALL NON-U.S. COUNTRIES

1.Settlement of Units. Notwithstanding any provision in the Restricted Stock Unit Agreement if Participant is employed and/or resides outside of the United States, the Company, in its sole discretion, may provide for the settlement of the Restricted Stock Units in the form of:

(a)a cash payment (in an amount equal to the Fair Market Value of the Shares that corresponds to the vested Restricted Stock Units) to the extent that settlement in Shares (i) is prohibited under local law, (ii) would require Participant or the Company or any of its Affiliates to obtain the approval of any governmental or regulatory body in Participant’s country of employment and/or residency, (iii) would result in adverse tax consequences for Participant or the Company or any of its Affiliates or (iv) is administratively burdensome; or

(b)Shares, but require Participant to sell such Shares immediately or within a specified period following the end of Participant’s Continuous Status as a Participant (in which case, Participant hereby agrees that the Company shall have the authority to issue sale instructions in relation to such Shares on Participant’s behalf).

2.Securities Law Compliance. The grant of the Restricted Stock Units and the issuance and delivery of Shares are subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or securities exchange as may be required. Notwithstanding any provision of this Restricted Stock Unit Agreement or the Plan, the Company has no liability to deliver any Shares under the Plan or make any payment unless such delivery or payment would comply with all laws and the applicable requirements of any governmental agency, securities exchange, or similar entity, and unless and until Participant has taken all actions required by the Company in connection with the Restricted Stock Units. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules, regulations, and other requirements.

3.Insider Trading; Market Abuse Laws. By participating in the Plan, Participant agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to Participant). Participant further acknowledges that, depending on Participant’s or his or her broker’s country of residence or where the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws which may affect Participant’s ability to accept, acquire, sell, or otherwise dispose of Shares, rights to Shares (e.g., Restricted Stock Units) or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company as defined by the laws or regulations in Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant places before he or she possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Participant understands that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.

Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and that Participant should therefore consult his or her personal advisor on this matter.

4.Not a Public Offering. The grant of the Restricted Stock Units is not intended to be a public offering of securities in Participant’s country of employment (or country of residence, if different). The Company has not submitted any registration statement, prospectus, or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Restricted Stock Units is not subject to the supervision of the local securities authorities.

5.Repatriation; Compliance with Law. Participant agrees to repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in Participant’s country of employment (and country of residence, if different). In addition, Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and any of its Affiliates, as may be required to allow the Company and any of its Affiliates to comply with local laws, rules and/or regulations in Participant’s country of employment (and country of residence, if different). Finally, Participant agrees to take any and all actions as may be required to comply with Participant’s personal obligations under local laws, rules, and/or regulations in his or her country of employment (and country of residence, if different).

6.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) AND THE UNITED KINGDOM

Data Privacy. If Participant resides and/or works in the EU/EEA or the United Kingdom, Section 15 of the Restricted Stock Unit Agreement shall be replaced with the following:

The Company, with its principal executive offices at 8000 South Federal Way, Boise, Idaho 83716, USA is the controller responsible for the processing of Participant’s personal data by the Company and the third parties noted below.

(a)Data Collection and Usage. Pursuant to applicable data protection laws, Participant is hereby notified that the Company collects, processes, and uses certain personal information about Participant for the legitimate purpose of implementing, administering, and managing the Plan and generally administering Awards, specifically: Participant’s name, home address, email address, date of birth, termination date (if applicable), employee identification number, work country, pay frequency, any Shares or directorships held in the Company, and details of all awards, any entitlement to Shares awarded, canceled, exercised, vested, or outstanding in Participant’s favor, which the Company receives from Participant or the Employer (“Personal Data”). In granting Restricted Stock Units under the Plan, the Company will collect, process, use, disclose, and transfer (collectively, “Processing”) Personal Data for purposes of implementing, administering, and managing the Plan. The Company’s legal basis for the Processing of Personal Data is the Company’s legitimate business interests of managing the Plan, administering purchase rights and complying with its contractual and statutory obligations, as well as the necessity of the Processing for the Company to perform its contractual obligations under this Restricted Stock Unit Agreement and the Plan. Participant’s refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. As such, by participating in the Plan, Participant voluntarily acknowledges the Processing of Participant’s Personal Data as described herein.

(b)Stock Plan Administration Service Provider. The Company may transfer Personal Data to Morgan Stanley, an independent service provider based, in relevant part, in the United States, which may assist the Company with the implementation, administration, and management of the Plan. In the future, the Company may select a different service provider and share Personal Data with another company that serves in a similar manner. The Company’s service provider will open an account for Participant to receive and trade Shares acquired under the Plan. The Processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering, and operating the Plan. When receiving Participant’s Personal Data, if applicable, Morgan Stanley provides appropriate safeguards in accordance with the Standard Contractual Clauses adopted by the EU Commission or other appropriate cross-border transfer solutions. By participating in the Plan, Participant understands that the service provider will Process Participant’s Personal Data for the purposes of implementing, administering, and managing Participant’s participation in the Plan.

(c)International Data Transfers. The Plan is administered in the United States, which means it will be necessary for Personal Data to be transferred to, and processed in the United States. When transferring Personal Data to the United States, the Company provides appropriate safeguards in accordance with the Standard Contractual Clauses or other appropriate cross-border transfer solutions. Participant may request a copy of the appropriate safeguards with the service provider or the Company by contacting the Company’s Data Privacy Team at [redacted]@micron.com.

(d)Data Retention. The Company will use Personal Data only as long as is necessary to implement, administer, and manage Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs Personal Data related to the Plan, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(e)Data Subject Rights. To the extent provided by law, Participant has the right to (i) subject to certain exceptions, request access or copies of Personal Data the Company Processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on Processing of Personal Data, (v) lodge complaints with competent authorities in Participant’s country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding Participant’s rights or to exercise Participant’s rights, Participant may contact the Company’s

Data Privacy Team at [redacted]@micron.com. Participant also has the right to object, on grounds related to a particular situation, to the Processing of Personal Data, as well as opt-out of the Plan herein, in any case without cost, by contacting the Global Stock Team at [redacted]@micron.com or the Data Privacy Team in writing. Participant’s provision of Personal Data is a contractual requirement. Participant understands, however, that the only consequence of refusing to provide Personal Data is that the Company may not be able to administer Restricted Stock Units, or grant other awards or administer or maintain such awards. For more information on the consequences of the refusal to provide Personal Data, Participant may contact the Data Privacy Team in writing. Participant may also have the right to lodge a complaint with the relevant data protection supervisory authority.

BELGIUM

No country-specific provisions.

CANADA

Form of Settlement. Notwithstanding anything to the contrary in the Restricted Stock Unit Agreement, this Country Addendum, including Section 1 under “All Non-U.S. Countries”, or the Plan, the Restricted Stock Units shall be settled only in Shares (authorized and unissued Shares, treasury Shares or Shares purchased on the open market) (and may not be settled in cash).

Securities Notification. Participant is permitted to sell Shares acquired under the Plan through the designated broker, if any, provided the resale of such Shares takes place outside of Canada.

Tax Withholding. Notwithstanding Section 8(b) of the Restricted Stock Unit Agreement, Participant’s Tax Withholding Obligation will not be satisfied by the Company withholding otherwise deliverable Shares. Rather, Participant’s Tax Withholding Obligation will be satisfied through an alternate withholding method provided in Section 8(c) of the Restricted Stock Unit Agreement.

Termination of Employment. This provision supplements Section 5 of the Restricted Stock Unit Agreement:

For purposes of the Restricted Stock Units, Participant’s Continuous Status as a Participant will be considered to end as of the date Participant is no longer actually employed or otherwise rendering services to the Service Recipients (regardless of the reason and whether or not later found to be invalid or in breach of employment or other laws or the terms of Participant’s employment or other service agreement, if any). Unless otherwise extended by the Company, Participant’s right to vest in the Restricted Stock Units, if any, will terminate effective as of such date (the “Termination Date”). The Termination Date will not be extended by any common law notice period. Notwithstanding the foregoing, however, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, Participant’s right to vest in the Restricted Stock Units under the Restricted Stock Unit Agreement, if any, will be allowed to continue for that minimum notice period but then immediately terminate effective as of the last day of Participant’s minimum statutory notice period.
In the event that the date Participant’s Continuous Status as a Participant ends cannot be reasonably determined under the terms of the Restricted Stock Unit Agreement and/or the Plan, the Company shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock Units (including whether Participant may still be considered to be providing services while on a leave of absence). Any portion of the award that is not vested on the Termination Date shall be forfeited and be null and void effective on such Termination Date. Unless the applicable employment standards legislation specifically requires, in Participant’s case, Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which Participant’s service relationship is terminated (as determined under this provision), nor will Participant be entitled to any compensation for lost vesting.

English Language Consent - Quebec. The parties acknowledge that it is their express wish that the Restricted Stock Unit Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressément souhaité que la convention (“Restricted Stock Unit Agreement”), ainsi que tous les documents, avis et procédures judiciaires, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

CHINA

The following terms and conditions apply to Participant if Participant is subject to exchange control restrictions and regulations in China (regardless of Participant’s nationality and residency status), including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:

Restriction on Restricted Stock Units. Notwithstanding the Plan and any other provision of the Restricted Stock Unit Agreement to the contrary, Participant will not be permitted to acquire any Shares under the Plan unless the necessary approval has been obtained from the SAFE and such approval remains effective, as determined by the Company in its sole discretion.

Plan Broker. Participant acknowledges that all Shares acquired under the Plan will be deposited into a designated account established with Morgan Stanley (or any successor Plan broker designated by the Company) on Participant’s behalf. Participant further acknowledges that while Participant is actively employed by the Company or any Subsidiary, Participant may sell Shares at any time after they are deposited in such account, but Participant may not transfer Shares out of the brokerage account. If the Company changes its designated broker, Participant acknowledges and agrees that the Company may transfer any Shares issued under the Plan to the new designated broker if necessary for legal or administrative reasons. Participant agrees to sign any documentation necessary to facilitate the transfer.

Sale of Shares. Notwithstanding anything to the contrary in the Plan or the Restricted Stock Unit Agreement, in the event of termination of Participant’s Continuous Status as a Participant for any reason, Participant will be required to sell all Shares issued pursuant to the Plan no later than 90 days after the date of the termination of Participant’s Continuous Status as a Participant (or such other period as may be required by the SAFE or the Company) (the “Mandatory Sale Date”), and repatriate the sales proceeds to China in the manner designated by the Company.

Participant understands that any Shares which Participant holds under the Plan that have not been sold by the Mandatory Sale Date will automatically be sold by Morgan Stanley (or any successor Plan broker designated by the Company) at the Company’s direction (on Participant’s behalf pursuant to this authorization without further consent).

Repatriation and Other Exchange Control Requirements. Participant acknowledges and agrees that Participant will be required to immediately repatriate to China the cash proceeds from the sale of Shares which Participant acquires under the Plan through a foreign disbursement account held by Morgan Stanley (or any successor Plan broker designated by the Company) to a special exchange control account established by an Affiliate of the Company in China. Participant further acknowledges and agrees that proceeds from the sale of any Shares or the receipt of any cash dividends may be transferred to such special account prior to being delivered to Participant and that no interest shall be paid with respect to funds held in such account. In this regard, Participant also understands that the proceeds will be delivered to Participant as soon as possible, but there may be delays in distributing the funds to Participant due to exchange control requirements in China. As proceeds will be paid to Participant in either U.S. dollars or Renminbi (at the Company’s discretion), Participant understands that he or she may be required to set up and maintain a U.S. dollar bank account in China so that the proceeds may be deposited into this U.S. dollar account. If the proceeds are paid in Renminbi, Participant acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the net proceeds are converted into local currency and distributed to Participant. Participant also agrees to bear any remittance fees charged by banks or other financial institutions to handle the payment of Participant’s proceeds from the sale of Shares. Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China. The processes and requirements set forth herein shall continue to apply following the termination of Participant’s Continuous Status as a Participant.

Administration. Participant acknowledges that neither the Company nor any of its Affiliates will be liable for any costs, fees, lost interest, or dividends or other losses Participant may incur or suffer resulting from the enforcement of the terms of this Country Addendum or otherwise from the Company’s operation and enforcement of the Plan and the Restricted Stock Unit Agreement in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations, and requirements.

FINLAND

There are no country-specific provisions.

FRANCE

Award Not French-Qualified. Participant understands and acknowledges that the Restricted Stock Units granted under this Restricted Stock Unit Agreement are not intended to qualify for specific tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended.

English Language Consent. The parties acknowledge and agree that it is their express wish that the Restricted Stock Unit Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressément souhaité que la convention (“Restricted Stock Unit Agreement”), ainsi que tous les documents, avis et procédures judiciaires, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

GERMANY

There are no country-specific provisions.

INDIA

Repatriation Requirement. Participant expressly agrees to repatriate all sale proceeds and dividends attributable to Shares acquired under the Plan in accordance with local foreign exchange rules and regulations. Neither the Company nor any of its Affiliates shall be liable for any fines or penalties resulting from Participant’s failure to comply with applicable laws, rules or regulations.

INDONESIA

English Language Consent and Notification: A translation of the documents relating to this grant (i.e., the Plan and the Restricted Stock Unit Agreement) into Bahasa Indonesia can be provided to Participant upon request to: Stock Plan Administrator, Micron Technology, Inc. 8000 South Federal Way, Boise, Idaho 83716, USA. By accepting the grant of the Restricted Stock Units, Participant (i) confirms having read and understood the documents relating to this grant (i.e., the Plan and the Restricted Stock Unit Agreement), which were provided in the English language, (ii) accepts the terms of those documents accordingly, and (iii) agrees not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).

Terjemahan dari dokumen-dokumen terkait dengan pemberian ini (yaitu, Program dan Perjanjian) ke Bahasa Indonesia dapat disediakan bagi Peserta berdasarkan permintaan kepada: Stock Plan Administrator, Micron Technology, Inc. 8000 South Federal Way, Boise, Idaho 83716, USA. Dengan menerima pemberian Units, Peserta (i) mengkonfirmasi bahwa dirinya telah membaca dan mengerti dokumen-dokumen yang terkait dengan pemberian ini (yaitu, Program dan Perjanjian) yang disediakan dalam Bahasa Inggris, (ii) menerima syarat-syarat dari dokumen-dokumen tersebut, dan (iii) setuju untuk tidak mengajukan keberatan atas keberlakuan dokumen ini berdasarkan Undang-Undang No. 24 Tahun 2009 tentang Bendera, Bahasa, dan Lambang Negara, Serta Lagu Kebangsaan atau Peraturan Presiden pelaksananya (ketika diterbitkan).

IRELAND

No country-specific provisions.

ISRAEL

102 Sub-Plan. The Restricted Stock Units are also subject to any sub-plan for Israeli Participants as may be adopted by the Company (the “Israeli Sub-Plan”), which will be considered part of the Plan. The terms used herein shall have the meaning ascribed to them in the Plan or Israeli Sub-Plan. In the event of any conflict, whether explicit or implied, between the provision of the Restricted Stock Unit Agreement and the Israeli Sub-Plan, the provisions set out in the Israeli Sub-Plan shall prevail. By accepting this grant, Participant acknowledges that a copy of the Israeli Sub-Plan (as applicable) has been provided to Participant.

Additional Covenants and Undertakings. In addition to any covenants and undertaking set out in the Restricted Stock Unit Agreement, Participant also (i) declares that Participant is familiar with Section 102 and the regulations and rules promulgated thereunder, including without limitations the provisions of the tax route applicable to the Restricted Stock Units, and agrees to comply with such provisions, as amended from time to time, provided that if such terms are not met, Section 102 may not apply, and (ii) agrees to the terms and conditions of the Trust Agreement signed between the Trustee and the Company and/or its Affiliates, which is available for Participant’s review, during normal working hours, at the Company’s or its Affiliates’ offices, (iii) acknowledges that releasing the Restricted Stock Units and underlying Shares from the control of the Trustee prior to the termination of the Holding Period (as defined below), if applicable, constitutes a violation of the terms of Section 102 and agrees to bear the relevant sanctions, (iv) authorizes the Company and/or its Affiliates to provide the Trustee with any information required for the purpose of administering the Plan including executing its obligations under the Israeli Tax Ordinance [New Version] – 1961 (the “Ordinance”) and the Trust Agreement, including without limitation information about Participant’s Restricted Stock Units, underlying Shares, income tax rates, salary, bank account, contact details, and identification number, (v) declares that Participant is a resident of the State of Israel for tax purposes on the grant date and agrees to notify the Company upon any change in the residence address indicated herein and acknowledges that if Participant’s engagement with the Company or its Affiliates is terminated and Participant is no longer employed by the Company or any Affiliate, the Restricted Stock Units and underlying Shares shall remain subject to Section 102, the Trust Agreement, the Plan, the Israeli Sub-Plan and the Restricted Stock Unit Agreement; (vi) warrants and undertakes that at the time of grant of the Restricted Stock Units herein, or as a consequence of the grant, Participant is not and will not become a holder of a “controlling interest” in the Company, as such term is defined in Section 32(9) of the Ordinance, and (vii) the grant of the Restricted Stock Units is conditioned upon Participant signing all documents requested by the Company and/or the Trustee.

Capital Gain Awards. Upon approval from the Israeli Tax Authority (“ITA”), the Restricted Stock Units are intended to qualify as Capital Gain Awards under Section 102 of the Ordinance, including the provisions of the Income Tax (Tax Abatement on the Grant of Shares to Employees) Regulations 2003, and any tax ruling or agreement obtained by the Company or the Employer with regard to the Plan (the “Capital Gains Route”), subject to Participant consenting to the requirements of such tax route by accepting the terms of the Restricted Stock Unit Agreement, the grant of the Restricted Stock Units, and any other form of agreement provided and subject further to the compliance with all the terms and conditions of such tax route. In respect of Capital Gain Awards, tax is only due upon sale of the underlying Shares or upon release of the underlying Shares from the holding or control of the Trustee.

Trustee Arrangement. The Restricted Stock Units, the underlying Shares issued upon vesting, and/or any additional rights, including without limitation any right to receive any dividends or any Shares received as a result of an adjustment made under the Plan that may be granted in connection with the Restricted Stock Units (the “Additional Rights”), shall be issued to or controlled by the Trustee for Participant’s benefit under the provisions of Section 102 and will be controlled by the Trustee for at least the period stated in Section 102 of the Ordinance and the Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003 (the “Rules”). In the event the Restricted Stock Units do not meet the requirements of Section 102 of the Ordinance, such Restricted Stock Units and the underlying Shares shall not qualify for the favorable tax treatment under Section 102 of the Ordinance. The Company makes no representations or guarantees that the Restricted Stock Units will qualify for favorable tax treatment and will not be liable or responsible if favorable tax treatment is not available under Section 102 of the Ordinance. Any fees associated with any vesting, sale, transfer, or any act in relation to the Restricted Stock Units shall be borne by Participant and the Trustee and/or the Company and/or any Affiliates shall be entitled to withhold or deduct such fees from payments otherwise due to Participant from the Company or its Affiliate or the Trustee.

Should any provision in the Restricted Stock Unit Agreement disqualify the Restricted Stock Units or the underlying Shares from the beneficial tax treatment pursuant to the provisions of Section 102(b)(2), such provision shall be considered invalid either permanently or until the ITA provides approval of compliance with Section 102.

Restrictions on Sale. In accordance with the requirements of Section 102 of the Ordinance and the Capital Gains Route, Participant agrees not to sell or transfer the underlying Shares or Additional Rights from the Trustee until the end of the required period of time required under Section 102 or any shorter period of time as determined by the ITA (the “Holding Period”). Notwithstanding the above, if any such sale or transfer occurs before the end of the required Holding Period, the sanctions under Section 102 shall apply to and shall be borne by Participant.

Tax Treatment. Upon approval from the ITA, the Restricted Stock Units are intended to be taxed in accordance with the Capital Gains Route of Section 102(b)(2) and 102(b)(3) of the Ordinance, subject to full and complete compliance with the terms of Section 102. Participants with dual residency for tax purposes may be subject to taxation in several jurisdictions.

Any and all taxes imposed in respect of the Restricted Stock Units and/or underlying Shares, including, but not limited to, the grant of the Restricted Stock Units, and/or the vesting, transfer, waiver, or expiration of Restricted Stock Units and/or underlying Shares, and/or the sale of underlying Shares, shall be borne solely by Participant, and in the event of death, by Participant’s heirs. The Company, any Affiliate, the Trustee, or anyone on their behalf shall not be required to bear the aforementioned tax, directly or indirectly, nor shall they be required to gross up such tax in Participant’s salary or remuneration. The applicable tax shall be withheld from the proceeds of sale of underlying Shares or shall be paid to the Company or its Affiliates or the Trustee by Participant. Notwithstanding the foregoing, each of the Company or its Affiliates or the Trustee shall be entitled to withhold tax as it deems necessary to comply with applicable law and to deduct any tax from payments otherwise due to Participant from the Company or its Affiliates or the Trustee. The ramifications of any future modification of applicable law regarding the taxation of the Restricted Stock Units granted to Participant shall apply to Participant accordingly and Participant shall bear the full cost thereof, unless such modified laws expressly provide otherwise.

The issuance of the underlying Shares upon the vesting of the Restricted Stock Units or in respect thereto, shall be subject to the full payments of any tax (if applicable).

Securities Law Notification. If required under applicable law, the Company shall use reasonable efforts to receive a securities exemption from the Israeli Securities Authority to avoid the requirement to file an Israeli securities prospectus in relation to the Plan. If such exemption is obtained, copies of the Plan and the Form S-8 registration statement for the Plan as filed with the U.S. Securities and Exchange Commission will be made available by request from the Global Stock Team.

Governing Law. Notwithstanding Section 26 of the Agreement, solely for Israeli tax purposes, the Restricted Stock Unit Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

ITALY

Plan Document Acknowledgment. In accepting the Restricted Stock Units, Participant acknowledges that he or she has received a copy of the Plan and the Restricted Stock Unit Agreement and has reviewed the Plan and the Restricted Stock Unit Agreement, including this Country Addendum, in their entirety and fully understands and accepts all provisions of the Plan and the Restricted Stock Unit Agreement, including this Country Addendum.

In addition, Participant further acknowledges that he or she has read and specifically and expressly approves without limitation the following clauses in the Restricted Stock Unit Agreement: Section 3 (Vesting Schedule); Section 8 (Tax Obligations); Section 13 (Nature of Grant); Section 21 (Language); Section 26 (Governing Law; Venue; Severability); and the Data Privacy provision under the heading “European Union (‘EU’) / European Economic Area (‘EEA’) and the United Kingdom” in this Country Addendum.

JAPAN

There are no country-specific provisions.

MALAYSIA

There are no country-specific provisions.

NETHERLANDS

There are no country-specific provisions.

PHILIPPINES

Form of Settlement. Pursuant to Section 1 of this Country Addendum section titled “All Non-U.S. Countries”, Participant’s Restricted Stock Units shall be settled in the form of a cash payment, except as otherwise determined by the Company.

SINGAPORE

Securities Law Information. The grant of the Restricted Stock Units under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Participant should note that the Restricted Stock Units are subject to section 257 of the SFA and Participant will not be able to make any subsequent sale of the underlying Shares in Singapore, or any offer of such subsequent sale of the Shares subject to the Restricted Stock Units in Singapore, unless such sale or offer is made (i) after six (6) months from the date of grant or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

SOUTH KOREA

No country-specific provisions.

TAIWAN

Securities Law Information. The Restricted Stock Units and the underlying Shares are available only for certain employees of the Company, the Employer, and their Affiliates. It is not a public offer of securities by a Taiwanese company.

UNITED KINGDOM

Tax Obligations. This provision shall supplement Section 8 of the Restricted Stock Unit Agreement:

Without limitation to Section 8 of the Restricted Stock Unit Agreement, Participant agrees that he or she is liable for all Tax Obligations and hereby covenants to pay all such Tax Obligations, as and when requested by the Company, the Employer, or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax Obligations that they are required to pay or withhold or have paid or will pay on Participant’s behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), Participant understands that Participant may not be able to indemnify the Company for the amount of any Tax Obligations not collected from or paid by Participant, if the indemnification could be considered to be a loan. In this case, the Tax Obligations not collected or paid may constitute a benefit to Participant on which additional income tax and National Insurance Contributions (“NICs”) may be payable. Participant understands that Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Employer (as applicable) the amount of any NICs due on this additional benefit, which may be recovered from Participant at any time thereafter by any of the means referred to in Section 8 of the Restricted

Stock Unit Agreement.

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN
OPTION AGREEMENT
TERMS AND CONDITIONS

1. Grant of Option. The Company hereby grants to the Optionee named in the notice of grant (“Optionee”), under the Micron Technology, Inc. 2007 Equity Incentive Plan (the “Plan”), stock options to purchase from the Company (the “Options”), on the terms and on conditions set forth in this agreement (this “Agreement”), the number of shares indicated in the notice of grant of the Company’s $0.10 par value common stock, at the exercise price per share set forth in the notice of grant. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. General Acknowledgements. By accepting the Options, Optionee hereby acknowledges that he or she has reviewed these Terms and Conditions and the Plan, and is familiar with the provisions thereof. Optionee hereby accepts the Options subject to all the terms and provisions of this Agreement and the Plan. Optionee acknowledges that a Prospectus relating to the Plan was made available for review. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan. Optionee acknowledges that the grant and acceptance of the Options do not constitute an employment agreement and do not assure continuous employment with the Company or any of its Affiliates.

3. Vesting of Options. The Option shall vest (become exercisable) in accordance with the schedule shown in the notice of grant. Notwithstanding the foregoing vesting schedule, all Options shall become fully vested and exercisable (i) upon termination of Optionee’s Continuous Status as a Participant by reason of his or her death or Disability, (ii) upon a Change in Control, unless the Options are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control; or (iii) if the Options are assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, upon the termination of Optionee’s employment by the Company without Cause [or Optionee’s resignation for “Good Reason” (as defined herein)] within one year after the effective date of the Change in Control. [For purposes of this Agreement, “Good Reason” shall mean any of the following, without Optionee’s consent: (i) a material diminution in Optionee’s Base Salary (other than an across-the-board reduction in base salary that affects all peer employees); (ii) a material diminution in Optionee’s authority, duties, or responsibilities; or (iii) the relocation of Optionee’s principal office to a location that is more than twenty-five (25) miles from the location of Optionee’s principal office on the effective date of the Change in Control; provided, however, that Good Reason shall not include (A) any relocation of Optionee’s principal office which is proposed or initiated by Optionee; or (B) any relocation that results in Optionee’s principal place office being closer to Optionee’s then-current principal residence. A termination by Optionee shall not constitute termination for Good Reason unless Optionee shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than ninety (90) days after the initial occurrence of such event) (the “Good Reason Notice”), and the Company has not taken action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Optionee within thirty (30) days following its receipt of such Good Reason Notice. Optionee’s date of termination for Good Reason must occur within a period of three hundred and sixty five (365) days after the initial occurrence of an event of Good Reason.]

4. Term of Options and Limitations on Right to Exercise. The term of the Options will be for a period of eight years, expiring at 5:00 p.m., Mountain Time, on the eighth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the Options will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a) Thirty days after the termination of Optionee’s Continuous Status as a Participant for any reason other than by reason of Optionee’s death or Disability.
(b) Twelve months after termination of Optionee’s Continuous Status as Participant by reason of Disability.
(c) Twelve months after the date of Optionee’s death, if Optionee dies while employed. Upon Optionee’s death, the Options may be exercised by Optionee’s beneficiary designated pursuant to the Plan.
The Committee may, prior to the lapse of the Options under the circumstances described in paragraphs (a), (b) or (c) above, extend the time to exercise the Options as determined by the Committee in writing, but in no event beyond the Expiration Date. If Optionee or his or her beneficiary exercises an Option after termination of service, the Options may be exercised only with respect to the Shares that were otherwise vested on Optionee’s termination of service.

5. Exercise of Option. The Options shall be exercised by (a) written notice directed to the Global Stock Department of the Company or its designee at the address and in the form specified by the Company from time to time and (b) payment to the Company in full for the Shares subject to such exercise (unless the exercise is a broker-assisted cashless exercise, as described below). If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. Payment for such Shares may be, in (a) cash, (b) Shares previously acquired by the purchaser, (c) withholding of Shares from the Option, or (d) any combination thereof, for the number of Shares specified in such written notice. The value of surrendered or withheld Shares for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Options may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the Option Shares on behalf of Optionee and delivers cash sales proceeds to the Company in payment of the exercise price. In such case, the date of exercise shall be deemed to be the date on which notice of exercise is received by the Company and the exercise price shall be delivered to the Company by the settlement date.

6. Beneficiary Designation. Optionee may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of Optionee hereunder and to receive any distribution with respect to the Options upon Optionee’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Agreement and the Plan, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives Optionee, the Options may be exercised by the legal representative of Optionee’s estate, and payment shall be made to Optionee’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by Optionee at any time.

7. Withholding. The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Optionee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Optionee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Options. The withholding requirement may be satisfied, in whole or in part, at the election of the Company, by withholding from the Options Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.

8. Limitation of Rights. The Options do not confer to Optionee or Optionee’s beneficiary designated pursuant to Section 6 any rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise of the Options. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Optionee’s service at any time, nor confer upon Optionee any right to continue in the service of the Company or any Affiliate. Optionee waives all and any rights to any compensation or damages for the termination of Optionee’s office or employment with the Company or an Affiliate for any reason (including unlawful termination of employment) insofar as those rights arise from Optionee ceasing to have rights in relation to the Options as a result of that termination or from the loss or diminution in value of such rights. The grant of the Options does not give Optionee any right to participate in any future grants of share incentive awards.

9. Stock Reserve. The Company shall at all times during the term of this Agreement reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.

10. Restrictions on Transfer and Pledge. No right or interest of Optionee in the Options may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Optionee to any other party other than the Company or an Affiliate. The Options are not assignable or transferable by Optionee other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Option under the Plan; provided, however, that the Committee may (but need not) permit other transfers. The Options may be exercised during the lifetime of Optionee only by Optionee or any permitted transferee.

11. Restrictions on Issuance of Shares. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares covered by the Options upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Options, the Options may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

12. Amendment. The Committee may amend, modify or terminate the Award and this Agreement without approval of Optionee; provided, however, that such amendment, modification or termination shall not, without Optionee's consent, reduce or diminish the value of this award determined as if it had been fully vested and exercised on the date of such amendment or termination (with the per-share value being calculated as the excess, if any, of the Fair Market Value over the exercise price of the Options).

13. Plan Controls. The terms and conditions contained in the Plan are incorporated into and made a part of this Agreement, and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

14. Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

15. Severability. If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

16. Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to: Micron Technology, Inc., 8000 S. Federal Way, P.O. Box 6, Boise, ID 83716-9632, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.

17. Data Processing. By accepting the Shares, Optionee gives explicit consent to the Company and other persons who administer the Plan to process and use all personal data relevant to Plan administration, including without limitation his or her name, address, Social Security Number or other applicable tax identification number, and bank and brokerage account details, and to the transfer of any such personal data outside the country in which Optionee works or is employed, including to the United States.

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
TERMS AND CONDITIONS

1. Grant of Shares. The Company hereby grants to the Grantee named in the notice of award (“Grantee”), subject to the restrictions and the other terms and conditions set forth in the Micron Technology, Inc. 2007 Equity Incentive Plan (the “Plan”) and in this award agreement (this “Agreement”), the number of shares indicated in the notice of award of the Company’s $0.10 par value common stock (the “Shares”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. General Acknowledgements. By accepting the Shares, Grantee hereby acknowledges that he or she has reviewed these Terms and Conditions and the Plan, and is familiar with the provisions thereof. Grantee hereby accepts the Shares subject to all the terms and provisions of this Agreement and the Plan. Grantee acknowledges that a Prospectus relating to the Plan was made available for review. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan. Grantee acknowledges that the grant and acceptance of the Shares do not constitute an employment agreement and do not assure continuous employment with the Company or any of its Affiliates.

3. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder and such restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. If Grantee’s Continuous Status as a Participant terminates for any reason other than as set forth in paragraph (b) or (d) of Section 4 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of termination of such service or employment, and such Restricted Shares shall revert to the Company without further consideration or any act or action by Grantee. The restrictions imposed under this Section shall apply to all shares of the Company’s common stock or other securities issued in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting or with respect to the Shares.

4. Expiration and Termination of Restrictions. The restrictions imposed under Section 3 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):
(a)    on the respective expiration dates specified on the notice of award as to the number of Shares specified thereon; provided Grantee remains in Continuous Status as a Participant on each vesting date specified therein; or
(b)    as to all of the Shares, upon termination of Grantee’s Continuous Status as a Participant by reason of death or Disability; or
(c)    as to all of the Shares, upon the occurrence of a Change in Control, if the Shares are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control.

(d)    as to all of the Shares, if the Shares are assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, upon the termination of Grantee’s employment by the Company without Cause [or Grantee’s resignation for “Good Reason” (as defined below)] within one year after the effective date of the Change in Control.

[For purposes of this Agreement, “Good Reason” shall mean any of the following, without Grantee’s consent: (i) a material diminution in Grantee’s Base Salary (other than an across-the-board reduction in base salary that affects all peer employees); (ii) a material diminution in Grantee’s authority, duties, or responsibilities; or (iii) the relocation of Grantee’s principal office to a location that is more than twenty-five (25) miles from the location of Grantee’s principal office on the effective date of the Change in Control; provided, however, that Good Reason shall not include (A) any relocation of Grantee’s principal office which is proposed or initiated by Grantee; or (B) any relocation that results in Grantee’s principal place office being closer to Grantee’s then-current principal residence. A termination by Grantee shall not constitute termination for Good Reason unless Grantee shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than ninety (90) days after the initial occurrence of such event) (the “Good Reason Notice”), and the Company has not taken action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Grantee within thirty (30) days following its receipt of such Good Reason Notice. Grantee’s date of termination for Good Reason must occur within a period of three hundred and sixty five (365) days after the initial occurrence of an event of Good Reason.]

5. Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and will be held by the Company during the Restricted Period in certificated or uncertificated form. If a certificate for Restricted Shares is issued during the Restricted Period with respect to such Shares, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form: “This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Agreement between the registered owner of the shares represented hereby and Micron Technology, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the offices of Micron Technology, Inc.” Stock certificates for the Shares, without the above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply if deemed advisable by the Company, with registration requirements under the Securities Act of 1933, listing requirements under the rules of an Exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

6. Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting rights with respect to the Shares during and after the Restricted Period. Grantee shall accrue cash and non-cash dividends, if any, paid with respect to the Restricted Shares, but the payment of such dividends shall be deferred and held (without interest) by the Company for the account of Grantee until the expiration of the Restricted Period. During the Restricted Period, such dividends shall be subject to the same vesting restrictions imposed under Section 3 as the Restricted Shares to which they relate. Accrued dividends deferred and held pursuant to the foregoing provision shall be paid by the Company to Grantee promptly upon the expiration of the Restricted Period (and in any event within thirty (30) days of the date of such expiration). If Grantee forfeits any rights he may have under this Agreement in accordance with Section 3, Grantee shall no longer have any rights as a shareholder with respect to the Restricted Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such stock.

7. Limitation of Rights. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue in service of the Company or any Affiliate. Grantee waives all and any rights to any compensation or damages for the termination of Grantee's office or employment with the Company or an Affiliate for any reason (including unlawful termination of employment) insofar as those rights arise from Grantee ceasing to have rights in relation to the Shares as a result of that termination or from the loss or diminution in value of such rights. The grant of the Shares does not give Grantee any right to participate in any future grants of share incentive awards.

8. Payment of Taxes. No later than 30 days after the date of grant of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code. Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee. The withholding requirement may be satisfied, in whole or in part, at the election of the Company, by allowing Grantee to surrender to the Company a number of Shares from this Award having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.

9. Amendment. The Committee may amend, modify or terminate the Award and this Agreement without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this Award determined as if it had been fully vested on the date of such amendment or termination.

10. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Agreement, and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

11. Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

12. Severability. If any one or more of the provisions contained in this Agreement is deemed to be invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to: Micron Technology, Inc., 8000 S. Federal Way, P.O. Box 6, Boise, ID 83716-9632, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

14. Data Processing. By accepting the Shares, Grantee gives explicit consent to the Company and other persons who administer the Plan to process and use all personal data relevant to Plan administration, including without limitation his or her name, address, Social Security Number or other applicable tax identification number, and bank and brokerage account details, and to the transfer of any such personal data outside the country in which Grantee works or is employed, including to the United States.